Ex. 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in this Registration Statement of Kingstone Companies, Inc. on Form S-8 of our report dated March 31, 2023, with respect to our audits of the consolidated financial statements of Kingstone Companies, Inc. and Subsidiaries as of December 31, 2022 and 2021 and for the years then ended, which report is included in the Annual Report on Form 10-K of Kingstone Companies, Inc. for the year ended December 31, 2022.
/s/ Marcum LLP
Marcum LLP
Hartford, CT
August 15, 2023